Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements listed below pertaining to the Comerica Incorporated Preferred Savings Plan of our report dated June 23, 2016, with respect to the financial statements and schedule of the Comerica Incorporated Preferred Savings Plan included in this Annual Report on Form 11-K for the year ended December 31, 2015:

Registration Statement No. 33-42485 on Form S-8 dated August 29, 1991
Registration Statement No. 33-49964 on Form S-8 dated July 23, 1992
Registration Statement No. 33-49966 on Form S-8 dated July 23, 1992
Registration Statement No. 33-53220 on Form S-8 dated October 13, 1992
Registration Statement No. 333-00839 on Form S-8 dated February 9, 1996
Registration Statement No. 333-24567 on Form S-8 dated April 4, 1997
Registration Statement No. 333-50966 on Form S-8 dated November 30, 2000

/s/ Ernst & Young LLP
Dallas, Texas
June 23, 2016